SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

CBEYOND, INC.

(Name of Registrant as Specified In Its Charter)

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320 Interstate North Parkway, Suite 500

Atlanta, Georgia 30339

(678) 424-2400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2008

The Annual Meeting of Stockholders of Cbeyond, Inc., a Delaware corporation (the ”Company”), will be held on Friday, June 13, 2008, at 9:30 a.m., local time, at The Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339, for the following purposes:

1. To elect the Class III directors to hold office until the 2011 annual meeting of stockholders (or until such time as his successor is elected and qualified or his earlier resignation, death, or removal from office).

2. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the enclosed Proxy Statement.

The Board of Directors has fixed April 21, 2008, as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders or any adjournments thereof.

The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed 2007 Annual Report to Stockholders for the fiscal year ended December 31, 2007.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Kurt Abkemeier; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors,

J. Robert Fugate, Chief Financial Officer

April 23, 2008

Atlanta, Georgia

CBEYOND, INC.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held at 9:30 a.m., June 13, 2008

The proxy statement is available at: http://ir.cbeyond.net/annual-proxy.cfm and the annual report to shareholders (Form 10-K) is available at: http://ir.cbeyond.net/annuals.cfm.

The materials available at the website are the proxy statement and annual report to shareholders (Form 10-K).

The annual shareholder meeting will be held at 9:30 a.m., local time, on June 13, 2008 at The Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339. The matters to be covered are noted below:

1. Election of Directors;

2. Ratification of the Selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008;

3. Other matters as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors of Cbeyond recommends voting FOR Proposal 1—Election of Directors and Proposal 2—Ratification of the Selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Kurt Abkemeier; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.

320 Interstate North Parkway, Suite 500

Atlanta, Georgia 30339

(678) 424-2400

PROXY STATEMENT

The Board of Directors of Cbeyond, Inc. (the “Company”), a Delaware corporation, is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 13, 2008, at 9:30 a.m., local time, at The Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders are first being mailed to stockholders on or about April 29, 2008.

VOTING SECURITIES

Voting Rights and Outstanding Shares

Only stockholders of record on the books of the Company as of 5:00 p.m., April 21, 2008 (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the outstanding voting securities of the Company consisted of 28,692,609 shares of common stock, par value $0.01 per share (the “Common Stock”).

Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company’s transfer agent. The Inspector will also determine whether or not a quorum is present. Except in very limited circumstances, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present is required under the Company’s Bylaws for approval of proposals presented to stockholders. In general, our Bylaws also provide that a quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and therefore, abstentions will have the effect of a negative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Proxies

The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

•	delivering written notice of revocation to the Company, Attention: Kurt Abkemeier;

•	delivering a duly executed proxy bearing a later date to the Company; or

•	attending the Annual Meeting and voting in person.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted “FOR” the election of directors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or telegram. The Company does not expect to pay special fees to a third party proxy solicitor.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors currently comprises eight members divided into three classes. Each year at the annual meeting, the stockholders vote on the election of the members of the current expiring class, or other nominees, for a three year term of office. The term of office of the Class I directors expires at the 2009 annual meeting, the term of office of the Class II directors expires at the 2010 Annual Meeting, and the term of office of the Class III directors expires at this year’s Annual Meeting, or in any event at such time as their respective successors are duly elected and qualified or their earlier resignation, death, or removal from office.

Nominees for election to the Board shall be approved by a plurality of the votes cast by holders of the Common Stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.

In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

The following table lists our directors and the classes in which they serve:

Class I (Term Expiring 2009)	Class II (Term Expiring 2010)	Class III (Term Expiring 2008)
James N. Perry, Jr. Patrick S. Pittard	John H. Chapple D. Scott Luttrell Robert Rothman	James F. Geiger Douglas C. Grissom David A. Rogan

Our Board has approved the nominations of Messrs. Geiger, Grissom and Rogan as Class III directors for election at the Annual Meeting to serve until the annual meeting of stockholders in the year 2011 (or until such time as his successor is elected and qualified or his earlier resignation, death, or removal from office). On February 13, 2008, the Board filled a vacancy by electing Mr. Patrick S. Pittard as a Class I director (term expiring in 2009). Set forth below are the names and other information pertaining to the Board’s nominees and other directors whose terms of office will continue after the annual meeting:

James F. Geiger, age 49, has been our Chairman, President and Chief Executive Officer since he founded Cbeyond in 1999. Prior to founding Cbeyond, Mr. Geiger was Senior Vice President and Chief Marketing Officer of Intermedia Communications. Mr. Geiger was also in charge of Digex, Intermedia’s complex web-hosting organization, since acquisition and until just prior to its carve-out IPO. Before he joined Intermedia, Mr. Geiger was a founding principal and CEO of FiberNet, a metropolitan area network provider, which was sold to Intermedia in 1996. In the 1980’s Mr. Geiger held various sales and marketing management positions at Frontier Communications, Inc. He began his career at Price Waterhouse (now PricewaterhouseCoopers LLP) and received a bachelor’s degree in accounting and pre-law from Clarkson University. In addition, Mr. Geiger serves on the board of directors of the Marist School, an independent Catholic School of the Marist Fathers and Brothers, the Hands On Network, a national volunteer organization that promotes civic engagement in communities, and ReachLocal, a privately held, venture capital-backed company headquartered in Woodland Hills, CA, focused on online advertising and search optimization for small businesses.

John H. Chapple, age 55, became a director in March 2004. Mr. Chapple is President of Hawkeye Investments LLC, a privately-owned equity firm. Mr. Chapple has over 26 years of experience in the wireless communications and cable television industries. Prior to forming Hawkeye, he worked to organize Nextel Partners, a provider of digital wireless services in mid-size and smaller markets throughout the U.S. He became President, Chief Executive Officer, and Chairman of the Board of Nextel Partners (now owned by Sprint

Communications) and its subsidiaries in August 1998. From 1995 to 1997, Mr. Chapple was the President and Chief Operating Officer for Orca Bay Sports and Entertainment in Vancouver, B.C. Orca Bay owned and operated Vancouver’s National Basketball Association and National Hockey League sports franchises in addition to the General Motors Place sports arena and retail interests. From 1988 to 1995, he served as Executive Vice President of Operations for McCaw Cellular Communications and subsequently AT&T Wireless Services following the merger of those companies. From 1983 to 1988, he served as Senior Vice President of Operations for American Cablesystems after moving from Rogers Cablesystems where he had served on the senior management team since 1978. Mr. Chapple is the past chairman of Cellular One Group and the Personal Communications Industry Association, past vice-chairman of the CTIA-The Wireless Association and has been on the Board of Governors of the NHL and NBA. Mr. Chapple is currently on the Syracuse University Board of Trustees as Chairman and on the advisory board for the Maxwell School of Syracuse University. He is also on the board of directors of Seamobile Enterprises, a privately held company providing integrated wireless services at sea; Telesphere, a privately held VoIP (Voice over Internet Protocol) company based in Phoenix, Arizona; and on the advisory boards of Diamond Castle Holdings, LLC, a private equity firm based in New York City, and the Daniel J. Evans School of Public Affairs at the University of Washington. Mr. Chapple received a bachelor’s degree from Syracuse University and a graduate degree from Harvard University’s Advanced Management Program.

Douglas C. Grissom, age 41, became a director in 2000 as a designee of Madison Dearborn Partners. Prior to joining Madison Dearborn Partners in 1999, Mr. Grissom was with Bain Capital, Inc., McKinsey & Company, Inc. and Goldman, Sachs & Co. Mr. Grissom concentrates on investments in the communications industry and currently serves on the boards of directors of Asurion Corporation and Great Lakes Dredge & Dock Corporation. Mr. Grissom received a bachelor’s degree from Amherst College and an MBA from Harvard Business School.

D. Scott Luttrell, age 53, became a director in 2000. Mr. Luttrell is the founder of LCM Group, Inc., an investment company based in Tampa, Florida specializing in alternative asset management and consulting services; including hedge fund, private equity and real estate investing. Since 1988, Mr. Luttrell has served as CEO of LCM Group, Inc. Mr. Luttrell served from 1991 through 2000 as principal and senior officer of Caxton Associates, LLC, a New York based diversified investment firm. Mr. Luttrell’s responsibilities with Caxton included Senior Trading Manager, Director of Global Fixed Income and a senior member of the firm’s portfolio risk management committee. Mr. Luttrell has diverse investment experience in private equity, foreign exchange, fixed income and the alternative investment asset class. Mr. Luttrell serves on the boards of directors of several private companies and is active in various academic and not-for-profit organizations, including Southern Methodist University’s Cox School of Business Executive Board, the Governance Board of the Tampa Metropolitan YMCA and the Board of Directors of Honduras Outreach. Mr. Luttrell is founder and trustee of The Light Foundation, a Tampa based charitable foundation. Mr. Luttrell received a bachelor’s degree in Business Administration/Finance from Southern Methodist University in Dallas, Texas.

James N. Perry, Jr., age 47, became a director in 2000 as a designee of Madison Dearborn Partners. Mr. Perry serves as a managing director at Madison Dearborn Partners, which he co-founded. Previously, Mr. Perry was with First Chicago Venture Capital. Mr. Perry concentrates on investments in the communications industry and currently serves on the boards of directors of Asurion Corporation, MetroPCS Communications, Inc., Sorenson Communications Holdings, LLC, The Topps Company, Inc., Univision Communications Inc., and Catholic Relief Services. Mr. Perry received his bachelor’s degree from the University of Pennsylvania and his MBA from the University of Chicago, Graduate School of Business.

Patrick S. Pittard, age 62, was elected by the Board as a director in February 2008. Mr. Pittard has served on the faculty of Terry Business School of the University of Georgia since 2002 and serves on the board of directors of Artisan Funds. Prior to 2002, he served as the Chairman, President and Chief Executive Officer of Heidrick & Struggles International, Inc. (HSII), a worldwide provider of executive-level search and leadership services. He has held or currently holds board positions which include HSII (former Chairman), Lincoln National Corporation, Artisan Funds, LeadersOnline (former Chairman), University of Georgia Foundation (former

Chairman), Revenue Analytics, EHS, Greensboro Baseball LLC and MCG Health. He accepted the Governor’s nomination to the Georgia Board of Regents. Mr. Pittard received his bachelor’s degree in Business Administration from the University of Georgia.

David A. Rogan, age 50, became a director in 2006. Mr. Rogan is Vice President of Cisco Systems, Inc. He is responsible for managing Cisco’s growing, global captive financial services company and wholly-owned subsidiary, Cisco Systems Capital, where he also serves as its President and General Manager. Mr. Rogan previously served as Vice President, Treasurer for Cisco Systems and was responsible for worldwide treasury needs which include: funding and project financing; portfolio management; day-to-day cash management; risk management; global bank relations; foreign exchange and interest rate risk management; and stock administration. Prior to joining Cisco, Mr. Rogan was the Assistant Treasurer at Apple Computer, Inc. for more than four years, where his major responsibilities were worldwide funding, investments, and financial market risk management. He also spent more than five years with General Motors in New York in various treasury-related positions, most recently as Director of Foreign Exchange and International Cash Management. Mr. Rogan has a B.S. degree from the University of Connecticut and an MBA from the University of Chicago, Graduate School of Business.

Robert Rothman, age 55, became a director in 2004 as a designee of certain of our investors. Mr. Rothman is Chairman and Chief Executive Officer of Black Diamond Group, Inc. and Executive Chairman of Florida Bank Group, Inc. in Tampa, Florida. He was Chairman of the Board and Chief Executive Officer of Consolidated International Group, Inc., which owned and operated insurance companies in Europe and North America, from 1987 to 1999. Prior to founding the Consolidated Group of companies in 1987, he was Executive Vice President and Chief Financial Officer of Beneficial Insurance Group. Mr. Rothman is a member of the Advisory Council for the University of Chicago Graduate School of Business and Chairman of the Board of H. Lee Moffitt Cancer Center & Research Institute, Inc. Mr. Rothman obtained a B.A. Degree in Economics from Queens College of the City University of New York and an MBA in Finance from the University of Chicago, Graduate School of Business.

Unless marked otherwise, proxies received will be voted “FOR” the election of each of the nominees named above.

Recommendation of the Board of Directors:

The Board recommends a vote “FOR” the election of all nominees named above.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors met seven times during 2007. Each director, during his term as director, attended at least 75% of the aggregate number of meetings of the Board during 2007. Each director, during his term as director, attended at least 75% of the aggregate number of meetings of the committees of the Board during 2007 of which he was a member. During 2007, the Board had a standing Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Luttrell and Perry, both of whom are independent members of our Board. Mr. Luttrell serves as the chairman of this committee. We have adopted a charter governing the activities of the Nominating and Corporate Governance Committee, which may be located on the Company’s website at www.cbeyond.net. Pursuant to its charter, the Nominating and Corporate Governance Committee’s tasks include identifying individuals qualified to become Board members, recommending to the Board director nominees to fill vacancies in the membership of the Board as they occur and, prior to each annual meeting of stockholders, recommending director nominees for election at such meeting, making recommendations to the Board concerning the composition and organization of the Board, conducting succession planning regarding the Chief Executive Officer and other senior officer positions of the Company and overseeing the Board in its annual review of Board performance. The committee also develops and recommends to the Board corporate governance principles applicable to the Company. Board candidates are considered based upon various criteria, such as knowledge, perspective, professional and personal integrity, experience in corporate management, experience in the relevant industry, mature business judgment, relevant specific industry, social policy or regulatory affairs knowledge, and any other factors appropriate in the context of an assessment of the committee’s understood needs of the Board at that time.

The Nominating and Corporate Governance Committee has the sole authority to retain, compensate, and terminate any search firm or firms to be used in connection with the identification, assessment, and/or engagement of directors and director candidates. Currently, the Company has no search firm under retainer.

The Nominating and Corporate Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. The Company has not, to date, adopted a formal process because it believes that the informal consideration process has been adequate. The committee intends to review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a proposed name for committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Secretary of the Company, not earlier than 90 calendar days but not later than 70 calendar days in advance of the first anniversary of the preceding year’s annual meeting, in order to assure time for meaningful consideration by the committee. See also “Notice of Stockholder Business and Nominations” of the Company’s Bylaws for the process of submitting proposals.

The Nominating and Corporate Governance Committee met two times during 2007.

Stockholder Communication with Board Members

Although the Company has not to date developed formal processes by which stockholders may communicate directly to directors, it believes that the informal process, in which stockholder communications that are received by the Secretary for the Board’s attention, or summaries thereof, will be forwarded to the Board, has served the Board’s and the stockholders’ needs. In view of the Securities and Exchange Commission’s (the “SEC”) disclosure requirements relating to this issue, the Nominating and Corporate Governance Committee may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communications to the Board should be sent to it in care of the Secretary.

Code of Ethics

The Company’s code of ethics may be found on the Company’s website at www.cbeyond.net. The Company shall provide to any person without charge, upon request, a copy of such code of ethics, if a request is sent to the Company in care of the Secretary.

Board Member Attendance at Annual Meetings

The Company encourages but does not require all of its directors to attend the Annual Meeting of Stockholders. Two directors attended the 2007 Annual Meeting.

Director Independence

The listing standards of the Nasdaq Global Market (“Nasdaq”) require that a majority of the Board be independent. A director does not qualify as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board’s inquiry extended to both direct and indirect relationships with the Company. Based upon both detailed written submissions by its members and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable rules and regulations of the SEC and the Nasdaq listing standards, the Board has determined that all of the directors are independent, other than Mr. Geiger. In reviewing director independence, the Board determined that Mr. Rogan’s position as an executive of Cisco Systems, Inc., a significant supplier of equipment, software and services to us, did not violate his independence as a director.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), consists of Messrs. Rothman, Luttrell and Rogan, each of whom is independent as the term “independence” is defined in the applicable listing standards of Nasdaq and Rule 10A-3 under the Exchange Act. Mr. Rothman serves as the committee chairman. The Board has determined that Mr. Rothman qualifies as an audit committee financial expert, as that term is defined in the Exchange Act and any similar requirements of Nasdaq. The responsibilities of this committee include:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•

appointing the independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit or non-audit services;

•

having oversight of our independent registered public accounting firm, including reviewing the independence and quality control procedures and the experience and qualifications of our independent registered public accounting firm’s senior personnel that are providing us audit services;

•

meeting with the independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;

•

reviewing our financing plans, the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of our independent registered public accounting firm and our reporting policies and practices, and reporting recommendations to our full Board of Directors for approval;

•

establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the reports required by the rules of the SEC to be included in our annual proxy statement.

The Audit Committee met eight times during 2007. The charter of the Audit Committee may be located on our website at www.cbeyond.net.

Audit Committee Report

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2007.

We have discussed with the independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed with us by the American Institute of Certified Public Accountants, the Securities and

Exchange Commission and the Public Company Accounting Oversight Board, including those required by the Statement on Auditing Standards No. 61, as amended, as adopted in Rule 3200T by the Public Company Accounting Oversight Board.

We have received and reviewed the letter from Ernst & Young LLP required by the Independence Standards Board, and have discussed with Ernst & Young LLP their independence, including the written disclosures and letter required by Independence Standard No. 1 of the Independence Standards Board as adopted in Rule 3600T of the Public Company Accounting Oversight Board.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee:

D. Scott Luttrell

Robert Rothman

David A. Rogan

Compensation Committee

The Compensation Committee consists of Messrs. Chapple and Grissom, each of whom is independent in accordance with the applicable rules and regulations of the SEC and Nasdaq. Mr. Grissom serves as the chair of this committee. We have adopted a charter governing the activities of the Compensation Committee, which may be located on the Company’s website at www.cbeyond.net. The Compensation Committee is responsible for determining compensation for our executive officers and other employees and administering the compensation programs as described further under the caption “Compensation Discussion and Analysis”. The Compensation Committee met nine times during 2007.

EXECUTIVE OFFICERS

Set forth below is certain information concerning the executive officers of the Company. Biographical information on Mr. Geiger is included under “Proposal No. 1—Election of Directors.” All executive officers hold office until a successor is chosen and qualified.

J. Robert Fugate, age 47, has been our Executive Vice President and Chief Financial Officer since 2000. Mr. Fugate leads our financial and accounting operations, business development and investor relations, and is a founder of Cbeyond. From 1988 until the founding of Cbeyond, Mr. Fugate served as chief financial officer for several telecommunications and technology companies, including Splitrock Services, Inc., a nationwide Internet and data network services provider, and Mobile Telecommunication Technologies Corp. (later SkyTel Communications Corp.), or Mtel, an international provider of wireless data services. Prior to joining Cbeyond, Mr. Fugate oversaw numerous public securities offerings, as well as other financial transactions, and was previously an investment banker at Prudential-Bache Securities. He began his career at Mobile Communications Corporation of America. Mr. Fugate serves on the board of directors of the Technology Association of Georgia and the Adaptive Learning Center, a non-profit organization that assists children with developmental disabilities. Mr. Fugate received an MBA from Harvard Business School and a bachelor’s degree from the University of Mississippi.

Robert R. Morrice, age 59, has been our Executive Vice President, Sales and Service since 1999. Mr. Morrice oversees the launch, sales and delivery of our products and services. Prior to co-founding Cbeyond,

Mr. Morrice was vice president of retail sales and an officer of Intermedia Communications. Prior to Intermedia, Mr. Morrice served at Sprint Communications in a variety of positions, including Southeast regional director for National Accounts, and led sales efforts for Precision Systems, Inc., a Florida-based telecommunications software company. Mr. Morrice has a bachelor’s degree in social sciences from Campbell University and a master’s degree in education psychology from Wayne State University.

Richard J. Batelaan, age 42, has been our Chief Operations Officer since 2001. Mr. Batelaan is responsible for our operations units including customer support, field operations, systems operations, network operations, network planning and engineering, service provisioning and activation. Before joining us in 2001, Mr. Batelaan was co-founder and chief operations officer of BroadRiver Communications, a provider of VoIP, Internet access and virtual private network services, from 1999 to 2001. Previously, Mr. Batelaan spent 12 years with BellSouth, a regional ILEC based in Atlanta. Mr. Batelaan moved to the Internet services arm of the company, BellSouth.net, where he served in numerous roles including director of network operations, director of engineering, vice president of operations and chief operations officer. Mr. Batelaan has a bachelor’s degree in electrical engineering from the Georgia Institute of Technology and a master’s degree in information networking from Carnegie-Mellon University.

Christopher C. Gatch, age 35, joined us in 1999 and is our Chief Technology Officer. Prior to co-founding Cbeyond, Mr. Gatch was vice president of business development, later becoming vice president of product development and then vice president of engineering. Before joining us, Mr. Gatch worked at Intermedia Communications, where his last role was senior director of strategic marketing, focusing on research and development of VoIP alternatives for the company. He also serves on the board of the Cisco BTS 10200 Users Group and the Service Provider Board of the International Packet Communications Consortium, which provides leadership on projects that are of importance to carriers and service providers. Mr. Gatch has a bachelor’s degree in computer engineering from Clemson University and a master’s degree in the management of technology from the Georgia Institute of Technology.

Henry C. Lyon, age 43, joined us in 2004 and serves as our Chief Accounting Officer. Prior to joining us, Mr. Lyon was vice president and corporate controller and chief accounting officer for World Access, Inc., a provider of international long distance service focused on markets in Europe, from 2000 to 2004. Mr. Lyon also held positions as vice president and corporate controller for Nova Corporation, as principal for Broadstreet Development Company, LLC and as audit manager for Ernst & Young LLP. Mr. Lyon graduated from the University of Georgia in 1986 with a bachelor degree in Business Administration in Accounting.

Joseph A. Oesterling, age 40, joined us in 2000 and serves as our Chief Information Officer. He is responsible for the development and support of all of our operational support systems (OSS) and business support systems (BSS). He also provides executive oversight for our business intelligence solutions, billing operations and facilities. He has led the creation of a next generation OSS featuring a high degree of flow through provisioning and an industry leading customer self service website. Prior to joining us, Mr. Oesterling held Information Technology leadership roles with Capital One, Security Capital Group, Booz-Allen & Hamilton, Sony and IBM. Mr. Oesterling is very active in the Atlanta community serving on the Board of Directors for Consumer Credit Counseling Services of Greater Atlanta, TechBridge, and Synchronicity Performance Group while serving on the Advisory Board for the Georgia CIO Leadership. Mr. Oesterling holds an MBA from the University of Texas at Austin and bachelor of science degree in Computer Science from Purdue University.

Brooks A. Robinson, age 36, joined us in 2000 and serves as our Chief Marketing Officer. He leads our marketing organization, including business strategy, product marketing, sales operations and communications. Prior to co-founding Cbeyond, Mr. Robinson worked for Cambridge Strategic Management Group (CSMG), a strategy consulting firm in Boston, where he managed consulting engagements that focused on strategy development and business case due diligence for the telecom and high tech sectors. Previously, Mr. Robinson managed consulting engagements for Deloitte Consulting in Toronto and held various engineering positions at Nortel Networks in Ottawa. Mr. Robinson holds a bachelor of applied science degree in electrical engineering and management science from the University of Waterloo (Canada) and the University of Queensland (Australia).

Kurt J. Abkemeier, age 38, joined us in June 2005 and serves as our Vice President of Finance and our Treasurer. Prior to joining us, Mr. Abkemeier was director of finance and strategic planning at AirGate PCS, Inc., a regional wireless telecommunications service provider. Mr. Abkemeier also held various senior management positions within telecommunications-related companies and was a senior sell-side research analyst at JP Morgan & Co. analyzing telecommunications companies. Mr. Abkemeier graduated with a bachelor of science degree in applied economics from Cornell University.

N. Brent Cobb, age 38, joined us in 2005 and serves as our Chief Customer Officer, responsible for our customer facing operations and organizations. Previously, Mr. Cobb managed marketing communications, product management and development, account management, and general managed the mobile product line. Prior to joining us, Mr. Cobb was the founder and executive vice president of Strategy and Business Development of SK-EarthLink, a joint venture between SK Telecom and EarthLink, Inc. He also held a variety of senior management positions at Earthlink, Inc. including Vice President and General Manager, primarily in the wireless and Internet appliance business units. Mr. Cobb has a bachelor’s degree in mechanical engineering from Clemson University and an MBA from the Goizueta Business School at Emory University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee, or the Committee, of the Board has responsibility for establishing, administering and upholding our compensation philosophy. The Committee ensures that the total compensation paid to the executive officers, with the rank of Vice President and above, is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our Chief Executive Officer and Chief Financial Officer and the other individuals included in the Summary Compensation Table, or the “named executive officers,” (“NEOs”) are similar to those provided to our other executive officers.

Compensation Philosophy and Objectives

The Committee, as well as management, believes that the most effective executive compensation program is one that is designed to reward our employees for the Company’s achievement of specific annual and long-term goals ultimately intended to create shareholder value, and that such compensation should assist us in attracting and retaining key executives critical to the growth and long-term success of the Company. The Committee evaluates compensation to ensure that we maintain our ability to attract and retain superior employees in key positions by providing such employees with compensation that is competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Committee believes executive compensation packages provided by the Company to our executives, including the named executive officers, should include both cash, which rewards annual performance, and non-cash share-based compensation, which rewards long-term performance and the creation of shareholder value.

Role of Executive Officers in Executive Compensation Decisions

The Committee makes all final compensation decisions related to the executive officers, including the named executive officers. The Committee selects and engages a third party compensation consultant to benchmark the compensation of each executive to a peer group of companies for each executive’s respective functional position. The peer group is developed by the compensation consultant with input and approval from management (i.e. Messrs. Geiger, Fugate and Oesterling) and the Committee. Such benchmark findings are reviewed by the executives noted above and used by our chief executive officer in developing compensation recommendations with respect to all other executive officers besides himself. Management’s compensation recommendations made by the chief executive officer, with respect to annual salary adjustments, performance-

based incentive compensation and share-based award amounts, are then presented to the Committee, in addition to the conclusions and recommendations reached by the compensation consultant based on the competitive benchmark analysis performed. The Committee then has the right to exercise its discretion in approving and potentially modifying any recommended adjustments or awards to executives. The Committee sets the compensation of the chief executive officer in a manner that is consistent with the underlying principles and guidelines used in setting the other executives’ compensation.

Setting Executive Compensation

Based on the above-mentioned objectives, the Committee has structured our annual cash and long-term share-based executive compensation to motivate executives to achieve the business goals set by the Company. In order to maintain competitive pay, the Committee engaged Frederic W. Cook & Co., Inc. (“Cook”) in 2006 to conduct an annual review of our total compensation program for the executive officers, including the named executive officers. Cook provided our senior management with relevant market data and compensation structure alternatives to consider when making their recommendations for 2007 executive compensation levels to the Committee. Prior to finalizing executive compensation levels and performance incentives for 2007, the Committee received Cook’s confirmation that, in its view, our executive pay levels and incentives were reasonable.

In making its compensation decisions, the Committee reviews a comparison of total compensation by element and in aggregate against a peer group of publicly-traded, high growth companies of similar size to Cbeyond within the Telecommunication Services and Internet Software & Services industries (specifically within the Communication Service Providers, Mobile, Software and Services, and VoIP business segments) for which we compete for business and talent. We refer to this group as the “peer group.” The peer group was determined by Cook with input from senior management and the Committee and consists of companies against which the Committee believes the Company competes for talent and stockholder investment. The companies comprising the peer group are:

• Covad Communications Group	• Akamai Technologies, Inc. *	• J2 Global Communications, Inc.	• Synchronoss Technologies, Inc. *	• Webex Communications, Inc. *
• Integra Telecom, Inc.	• Inphonic, Inc.	• Digital River *	• Websense, Inc. *
• NTELOS Holding Corp. *	• US Mobility *	• Equinox, Inc.*	• Ibasis, Inc.
• US LEC CORP *	• Digital Insight *	• NeuStar, Inc.	• Vonage Holdings Corp *

*	Companies added to the peer group in 2007.

For comparison purposes, based on 2006 and prior data, our annual revenues approximate the 25th percentile of the peer group, and our market cap and number of employees fall slightly below the median of the peer group. However, our historical revenue growth over the past three years is well above the 75th percentile of the peer group, in addition to our 2006 shareholder return. In accordance with our compensation philosophy of providing competitive compensation to attract and retain executives, including the named executive officers, the Committee set total 2007 annual-based cash compensation (salary plus performance-based incentive compensation) for the executive officers generally at the 50th percentile and long-term non-cash share-based compensation generally at the 75th percentile of compensation paid to similarly situated executives of the companies comprising the peer group. Variations from these percentiles may occur as dictated by the experience level of the individual, responsibilities and market factors.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews the competitive benchmark data and recommendations provided by Cook and management to determine the appropriate level and mix of incentive compensation. Historically, and in the fiscal year ended December 31, 2007, the Committee compensated our named executive officers primarily in the form of equity incentive compensation in order to ensure alignment of management’s interests with stockholders’ interests.

2007 Executive Compensation Components

For the fiscal year ended December 31, 2007, the principal components of compensation for our named executive officers were:

•	base salary cash compensation;

•	performance-based incentive cash compensation; and

•	non-cash share-based compensation (including both stock options and restricted stock awards).

We also provide typical medical and retirement plan benefits and limited perquisites to our named executive officers.

Base Salary Compensation

The Company provides its named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each as a portion of their total annual cash compensation based on their position and responsibility by using market data obtained from the peer review performed by Cook as well as internal review of the executive’s total compensation, both individually and relative to other officers. Total annual cash compensation, which also includes performance-based incentive compensation, was generally set at the midpoint total cash compensation of the peer group for each respective position. Providing competitive total annual cash compensation, for which the most significant component is base salary, enables the Company to attract and retain key executives critical to the Company’s growth and long-term success.

Salary levels are typically determined annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Beginning in 2007, salaries were set generally consistent with the 25th percentile and the opportunity for additional performance-based incentive compensation was used to bring target annual total cash compensation to the median. This approach minimizes our fixed costs and supports a pay-for-performance culture by linking a significant portion of each named executive’s total annual cash compensation to the achievement of our key financial objectives.

Performance-Based Incentive Compensation

Our bonus plan serves to align and incentivize all corporate employees, including the named executive officers, on the achievement of specified performance targets on our key corporate financial metrics: revenue, adjusted EBITDA (a non-GAAP financial measure defined as net income (loss) before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, non-cash share-based compensation, public offering expenses, gain recognized on troubled debt restructuring, gain from write-off of carrying value in excess of principal, loss on disposal of property and equipment and other non-operating income or expense), and capital expenditures. For each component, target payout levels are established based on our annual objectives for consolidated performance.

The payout factor for each performance criteria is determined based upon our actual performance measured against the maximum payout target, which is generally set at our internal budget for the year. Incentive amounts to be paid under the performance-based programs may be adjusted by the Committee to account for unusual events such as material changes to the business subsequently approved by the Board that were not provided for in the budget targets, extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Committee does not consider the effect of such events to be indicative of our performance. No such adjustments were made for fiscal year 2007. Each performance criterion carries equal weight to determine the overall payout factor. In the event established minimum performance levels are exceeded but applicable target payout levels are not achieved, the executive officers will earn proportional awards. If the established minimum performance level is not met for a particular performance criteria component, the payout factor will be zero for that particular component. The maximum payout factor is capped at 100%. The Committee generally sets performance targets at levels that it believes require superior performance by the executives to achieve maximum payouts. For 2007, our aggregate performance against our annual objectives resulted in an overall payout factor of 98.3% of our maximum executive bonus potential.

The Committee sets each executive’s bonus potential percentage based on the competitive benchmark analysis performed, as a component of total annual cash compensation. The bonus potential percentages for the named executive officers were increased for 2007 in order to better align the officers’ target total annual cash compensation with the median of peer group practice. As a result, the bonus potential percentage for Mr. Geiger was increased from 50% to 100%, and the bonus potential for Messrs. Fugate, Morrice, Oesterling, Batelaan and Robinson was increased from 35% to 75%.

The bonus plan payout for each named executive officer is computed by multiplying the overall payout factor by each executives’s potential percentage. Payment of the incentive bonus is contingent upon continued employment through the date of payout, unless an executive officer would otherwise be entitled to such payment pursuant to the terms of an employment agreement.

The bonus plan incentive compensation denoted in column (g) of the Summary Compensation Table reflects amounts in the year earned for performance by the named executive officers; however, the payments of these amounts occur in the year subsequent to the year earned.

Share-Based Compensation

Our share-based awards program assists us to:

•	align the creation of stockholder value with executive compensation;

•	provide an opportunity for increased equity ownership by executives;

•	maintain competitive levels of total compensation;

•	retain key executives; and

•	reward the executives for prior year performance overachievement (based on the Committee’s discretion).

Share-based awards to named executive officers and other key employees are generally granted annually as part of the total recommended compensation per the competitive benchmarking data for each executive’s relative position within the Company. We generally target annual long-term incentive share-based awards at the 50th percentile of the competitive compensation benchmark. However, in 2007, the Committee approved the grant of two additional components of equity compensation: (1) prior year performance overachievement awards and (2) key executive retention awards. The prior year performance overachievement awards were granted to all executive officers to reward them for far exceeding the 2006 adjusted EBITDA bonus plan targets and were designed to bring each executive officer to the 75th percentile of pay in relation to the competitive compensation benchmark. The additional retention share-based awards were granted to only certain key executives, including all named executive officers. These awards were designed so that each executive’s unvested value would be sufficient motivation for continued employment. These additional components of share-based compensation were deemed reasonable by Cook and were approved by the Committee. Similarly, in 2008, a portion of the executives’ share-based compensation was used to reward the named executive officers for 2007 overachievement of adjusted EBITDA bonus plan targets and stock price appreciation through the year-ended December 31, 2007.

Beginning in 2007, the annual share-based awards included options as well as restricted stock. Approximately 75% of the value of the annual award was delivered in stock options, which link compensation to shareholder value creation, and 25% of the value was delivered in restricted stock to improve the retention value of the overall compensation program. The prior year performance overachievement awards were delivered in restricted stock, as they reflect compensation for outstanding financial performance in 2006 over and above the maximum bonus performance level that was not fully reflected in the annual bonus plan payout, which is capped at 100%. The key executive retention awards were also delivered in restricted stock to support the retention objective.

Generally, the annual share-based awards are approved at the Committee’s first regularly scheduled quarterly meeting of the calendar year. However, newly hired executive officers are reviewed for such share-based awards at the next regularly scheduled quarterly Committee meeting following their hire date.

Options are awarded at the Nasdaq Global Market closing price of our common stock on the grant date, which is generally set at two business days following earnings release to allow for investors to assimilate/incorporate all new publicly-available information from the earnings release into the stock price. The Committee does not grant options with an exercise price that is less than the closing price of our common stock on the grant date.

The majority of the options and restricted stock vest at a rate of 25% per year over the first four years of the ten-year option term with initial vesting starting at the anniversary of the grant date, which we believe is competitive to the vesting schedules used by our peer group. Vesting and exercise rights cease upon termination of employment except in the case of resignation with good reason, termination without cause, death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to options, including voting rights and the right to receive dividends or dividend equivalents. However, upon grant of restricted stock, the holder receives the stockholder rights with respect to the shares subject to restricted stock, including voting rights and the right to receive dividends or dividend equivalents.

Other Compensation

Retirement and Other Benefits

We have always encouraged our employees to save for retirement and, as such, have always offered a 401(k) savings plan. The 401(k) savings plan is a tax-qualified retirement savings plan pursuant to which all employees, including the named executive officers, are able to contribute up to the limit prescribed by the Internal Revenue Code on a before-tax basis. Effective January 1, 2007, the Company began to match 50% of contributions up to 3% of eligible compensation to all 401(k) plan participants as well as provide a Company contribution of 1.5% of eligible compensation to all active employees as of the end of the 401(k) plan year, June 30. The Company match and contribution are both funded in Company stock subsequent to the 401(k) plan year-end. Also effective January 1, 2007, the Company instituted an overachievement bonus program in which earnings over the planned threshold are allocated equally by corporate employee. At the request of management, the Committee reassigned amounts payable to all named executives under the overachievement bonus plan to a fund which is available to assist employees with education costs or emergency needs at the discretion of the CEO.

Perquisites and Other Personal Benefits

The perquisites and other personal benefits offered only to the executives are negligible.

Termination Benefits

We have entered into Employment Agreements with each of the named executives that provide for specified benefits upon termination (other than termination by us for cause or for voluntary termination without “good reason”), including termination in connection with a change in control. These termination benefits are offered in order to ensure that we attract and retain key executives as we compete for talent in a marketplace where similar protections are commonly offered as well as to ensure that the executives remain focused on the Company’s business during any period of change. Information regarding termination benefits and applicable payments under such agreements in effect for 2007 for the named executive officers is provided under the heading “Potential Payments Upon Termination.” For 2008, we asked our compensation consultant to review the termination benefits, as well as other provisions of our executives’ employment agreements, in order to determine how our provisions compared to those of our peer companies. Based on our consultants’ review and recommendations, the employment agreements for certain of our executives, including all named executive officers, were amended. A summary of the termination benefit changes for each named executive are also provided within the heading “Potential Payments Upon Termination.”

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, as amended, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals considered “covered employees” within the meaning of Section 162(m). A “covered employee” refers to the CEO and any individual among the next four highest compensated officers. Compensation earned under the stock option incentive plan is excluded for purposes of this calculation under Section 162(m). The 2007 compensation paid to all executives, including the named executive officers, is fully tax-deductible under Section 162(m) of the Internal Revenue Code, as amended.

Accounting for Share-Based Compensation

Effective January 1, 2006, we began accounting for share-based compensation arrangements, which includes stock option awards, in accordance with the requirements of FASB Statement 123(R). The change in accounting under FASB Statement 123(R) did not result in any change in our compensation practices.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

THE COMPENSATION COMMITTEE

Douglas C. Grissom, Chairman

John H. Chapple

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the named executive officers for the fiscal years ended December 31, 2007 and 2006.

All named executive officers were still employed by the Company at 2007 year end. Awards denoted in column (g) reflect amounts in the year earned for performance by the named executive officers; however, the payments of these amounts occur subsequent to the year earned. No discretionary bonuses were paid to any named executive officers.

2007 Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
James F. Geiger	2007	400,000	—	191,164	1,123,080	393,320	—	9,000	2,116,564
Chairman and Chief Executive Officer	2006	400,000	—	—	892,080	198,660	—	—	1,490,740

J. Robert Fugate	2007	275,000	—	143,755	333,405	202,806	—	6,187	961,153
Executive Vice President and Chief Financial Officer	2006	275,000	—	—	212,105	95,605	—	—	582,710

Robert R. Morrice	2007	250,000	—	110,110	256,981	184,369	—	7,500	808,960
Executive vice President and President, Sales and Service	2006	250,000	—	—	169,922	86,914	—	—	506,836

Joseph A. Oesterling	2007	220,000	—	122,345	209,615	162,245	—	6,600	720,805
Vice President and Chief Information Officer	2006	220,000	—	—	122,331	76,484	—	—	418,815

Richard J. Batelaan	2007	220,000	—	122,345	209,411	162,245	—	6,600	720,601
Chief Operations Officer	2006	220,000	—	—	122,087	76,484	—	—	418,571

Brooks A. Robinson	2007	220,000	—	122,345	209,386	162,245	—	6,600	720,576
Vice President and Chief Marketing Officer	2006	220,000	—	—	121,290	76,484	—	—	417,774

(1)	The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with FAS 123(R), assuming no forfeitures, for awards granted pursuant to the Equity Incentive Plan and thus include amounts from awards vesting in 2007 and not necessarily granted in 2007. Assumptions used in the calculation of this amount are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008, except that estimates for forfeitures are added back to the calculation for purposes of columns (e) and (f).

(2)	The amounts in column (g) reflect the cash awards to the named individuals under the corporate bonus plan, which is discussed in further detail under the heading Performance-Based Incentive Compensation.

(3)	The amounts in column (i) reflect the 401(k) matching compensation earned during the respective year. No amounts were earned in 2006 as the newly created 401(k) match was effective beginning in 2007, which is discussed in further detail under the heading Retirement and Other Benefits.

GRANTS OF PLAN BASED AWARDS

The table below provides information about equity and non-equity plan based awards granted to the named executives in 2007.

2007 Grants of Plan-Based Awards Table

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)

Name		Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James F. Geiger	3/5/2007	86,667	400,000	400,000	—	—	—	31,250	51,563	29.62	1,935,825
J. Robert Fugate	3/5/2007	44,688	206,250	206,250	—	—	—	23,500	28,359	29.62	1,251,667
Robert R. Morrice	3/5/2007	40,625	187,500	187,500	—	—	—	18,000	19,336	29.62	911,983
Joseph A. Oesterling	3/5/2007	35,750	165,000	165,000	—	—	—	20,000	19,852	29.62	981,332
Richard J. Batelaan	3/5/2007	35,750	165,000	165,000	—	—	—	20,000	19,852	29.62	981,332
Brooks A. Robinson	3/5/2007	35,750	165,000	165,000	—	—	—	20,000	19,852	29.62	981,332

(1)	The terms of the Non-Equity Incentive Plan are discussed in further detail under the heading Performance-Based Incentive Compensation and the actual amounts received by the NEOs for the fiscal year 2007 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation”.

(2)	These amounts represent a minimum payout for the achievement of a plan-specified, minimum level of performance.

(3)	The Grant Date Fair Value of Stock and Option Awards amounts above were calculated in accordance with FAS 123(R). Assumptions used in the calculation of this amount are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below provides information on the current holdings of stock options and restricted stock by the named executives as of December 31, 2007.

2007 Outstanding Equity Awards at Fiscal Year-End Table

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable	Unexercisable
James F. Geiger	1	456,499	—	—	3.88	11/01/2012	—	—	—	—
	2	159,331	—	—	3.88	12/23/2013	—	—	—	—
	3	31,250	93,750	—	11.00	02/01/2016	—	—	—	—
	4	141,212	141,210	—	11.83	02/15/2015	—	—	—	—
	5	50	—	—	13.43	03/13/2012	—	—	—	—
	6	—	51,563	—	29.62	03/05/2017	—	—	—	—
	7	—	—	—	—	—	31,250	1,218,438	—	—

J. Robert Fugate	8	105,364	—	—	3.88	11/01/2012	—	—	—	—
	9	3,499	—	—	3.88	11/01/2012	—	—	—	—
	10	4,093	—	—	3.88	02/25/2013	—	—	—	—
	11	35,760	—	—	3.88	12/23/2013	—	—	—	—
	12	11,250	33,750	—	11.00	02/01/2016	—	—	—	—
	13	27,062	27,061	—	11.83	02/15/2015	—	—	—	—
	14	44	—	—	13.43	03/13/2012	—	—	—	—
	15	—	28,359		29.62	03/05/2017	—	—	—	—
	16	—	—	—	—	—	23,500	916,265	—	—

Robert R. Morrice	17	12,443	—	—	3.88	11/01/2012	—	—	—	—
	18	26,330	—	—	3.88	12/23/2013	—	—	—	—
	19	11,250	33,750	—	11.00	02/01/2016	—	—	—	—
	20	19,330	19,329	—	11.83	02/15/2015	—	—	—	—
	21	44	—	—	13.43	03/13/2012	—	—	—	—
	22	—	19,336	—	29.62	03/05/2017	—	—	—	—
	23	—	—	—	—	—	18,000	701,820	—	—

Joseph A. Oesterling	25	311	—	—	3.88	02/25/2013	—	—	—	—
	26	8,142	—	—	3.88	12/23/2013	—	—	—	—
	27	11,250	33,750	—	11.00	02/01/2016	—	—	—	—
	28	12,242	12,242	—	11.83	02/15/2015	—	—	—	—
	29	—	19,852	—	29.62	03/05/2017	—	—	—	—
	30	—	—	—	—	—	20,000	779,800	—	—

Richard J. Batelaan	31	886	—	—	3.88	02/25/2013	—	—	—	—
	32	4,761	—	—	3.88	12/23/2013	—	—	—	—
	33	11,250	33,750	—	11.00	02/01/2016	—	—	—	—
	34	11,598	11,597	—	11.83	02/15/2015	—	—	—	—
	35	180	—	—	13.43	11/14/2011	—	—	—	—
	36	12	—	—	13.43	02/06/2012	—	—	—	—
	37	5	—	—	13.43	03/13/2012	—	—	—	—
	38	—	19,852	—	29.62	03/05/2017	—	—	—	—
	39	—	—	—	—	—	20,000	779,800	—	—

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable	Unexercisable
Brooks A. Robinson	40	2,319	—	—	3.88	02/25/2013	—	—	—	—
	41	5,036	—	—	3.88	12/23/2013	—	—	—	—
	42	11,250	33,750	—	11.00	02/01/2016	—	—	—	—
	43	12,242	12,242	—	11.83	02/15/2015	—	—	—	—
	44	128	—	—	13.43	09/12/2010	—	—	—	—
	45	13	—	—	13.43	01/11/2011	—	—	—	—
	46	25	—	—	13.43	03/09/2011	—	—	—	—
	47	51	—	—	13.43	09/26/2011	—	—	—	—
	48	12	—	—	13.43	02/06/2012	—	—	—	—
	49	31	—	—	13.43	03/13/2012	—	—	—	—
	50	—	19,852	—	29.62	03/05/2017	—	—	—	—
	51	—	—	—	—	—	20,000	779,800	—	—

(1)	All options are issued with a ten-year contractual term.

(2)	The market value of stock awards was determined by multiplying the number of unvested or unearned shares by the closing price of our common stock of $38.99 on December 31, 2007, the last trading day of fiscal year 2007, as reported on the Nasdaq Global Market,

*	The above share-based awards vest at 25% per year over four years with the exception of the following grants:

Rows 1, 8, 9, and 17 were 60% vested upon grant, 85% vested after one year and 100% vested after two years.

Rows 5, 14, 21, 37, 45, and 49 were 50% vested after one year and 100% vested after two years.

2007 OPTION EXERCISES AND STOCK VESTED

The table below provides information on the option exercises and stock vesting activity for the named executive officers in 2007.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James F. Geiger	190,000	6,429,600	—	—
J. Robert Fugate	40,000	1,168,136	—	—
Robert R. Morrice	120,000	3,544,043	—	—
Joseph A. Oesterling	40,000	1,323,912	—	—
Richard J. Batelaan	21,219	782,880	—	—
Brooks A. Robinson	40,000	1,230,873	—	—

(1)	Value realized on exercise is the difference between the sale price, after transaction costs, and the exercise price of the options.

Equity Plan Information

2005 Equity Incentive Award Plan

As of December 31, 2007, we were authorized to grant equity awards under our 2005 Equity Incentive Award Plan (the “2005 Plan”) with respect to 1,266,641 shares of our Common Stock. The 2005 Plan provides for the grant or issuance of stock options, stock appreciation rights (SARs), restricted stock, restricted stock units, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. The 2005 Plan permits us to grant awards to our directors, officers, employees and consultants, as well as the directors, officers, employees and consultants of any of our subsidiaries.

As of December 31, 2007, a total of 704 of our employees, former employees, officers, directors and consultants hold options to purchase 3,475,796 shares of our Common Stock, and 1,266,641 shares of our Common Stock remain available for future issuance under our 2005 Equity Incentive Award Plan. In addition, the 2005 Plan contains an evergreen provision that allows for an annual increase in the number of shares available for issuance on January 1 of each year during the ten-year term of the 2005 Plan, beginning on January 1, 2006. Under this evergreen provision, the annual increase in the number of shares generally equals the lesser of: (i) such number of shares as is necessary to bring the sum of the total share reserve under the 2005 Plan on the first day of the relevant fiscal year, plus the number of outstanding awards and unvested shares of restricted stock under the 2005 Plan, the 2002 Equity Incentive Plan and the 2000 Stock Incentive Plan on the first day of the relevant fiscal year, to 18.5% of our outstanding capital stock on the first day of the relevant fiscal year (calculated on a fully-diluted basis); and (ii) an amount determined by our board of directors. Notwithstanding the evergreen provision, the number of shares that may be issued or transferred pursuant to awards under the 2005 Plan generally cannot exceed an aggregate of 12,886,598 shares.

We issue our employees share-based awards under our 2005 Plan, which has been approved by our stockholders. The following table provides information as of December 31, 2007 regarding outstanding options and shares reserved for future issuance under our 2005 Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2005 Equity Incentive Award Plan	1,762,858	$20.32	1,266,641
2002 Equity Incentive Award Plan(1)	1,710,452	$7.37	—
2000 Equity Incentive Award Plan(1)	2,486	$13.95	—
Equity compensation plans not approved by security holders	—	—	—

Total	3,475,796	$13.94	1,266,641

(1)	Shares remaining for issuance under the 2002 Equity Incentive Award Plan and the 2000 Equity Incentive Award Plan were rolled into the 2005 Plan, pursuant to our registration statement on Form S-8 (File No. 333-129556) filed with the SEC on November 8, 2005.

POTENTIAL PAYMENTS UPON TERMINATION

The table below reflects the amounts to be paid to each of our named executive officers in the event of termination for certain reasons. The amount of compensation payable to each named executive officer upon the triggering event (i.e. termination prior to a change of control, termination following a change of control, termination in the event of death and termination in the event of disability of the executive) is shown below. The amounts shown assume that such termination was effective as of December 31, 2007 and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation.

Payments Made Upon Termination

We have entered into employment agreements with each named executive officer. The employment agreements for each of the named executive officers are substantially similar. Pursuant to these agreements, we will pay specified benefits to a particular executive upon termination (other than termination by us for cause or for voluntary termination without “good reason”). The termination benefits for all executives through 2007 are as follows:

Termination Before a Change of Control:

•	base salary in the form of severance for one additional year from date of termination (paid in 24 installments);

•	20% accelerated vesting of each outstanding award not yet fully vested; and

•

for share-based awards granted to the executive on or after the effective date of the employment agreement, a one-year period for the executive to exercise such share-based awards following the date of termination (two years in the case of Mr. Geiger).

Termination After a Change of Control (within one year from change of control):

•	base salary in the form of severance for one additional year from date of termination (paid in 24 installments); and

•	100% accelerated vesting of share-based awards for each non-fully vested award.

Generally, pursuant to the agreements, a change of control is deemed to occur:

(i)	if any person or group acquires 50% or more of the Company’s voting securities (other than securities acquired directly or indirectly from the Company or its affiliates and not a result of us acquiring shares), directly or indirectly;

(ii)	if a majority of the Directors, as of any one year period, are replaced other than in specific circumstances;

(iii)	upon the consummation of a merger, consolidation, reorganization, business consolidation, sale of the Company or any subsidiary of ours, or disposition of substantially all of the Company’s assets, other than an event noted above which would result in the voting securities of the Company outstanding immediately prior to the merger continuing to represent at least 50% of the voting power of the securities of the Company outstanding immediately after such event; or

(iv)	upon the liquidation or dissolution of the Company.

Termination by Reason of Death:

•	100% accelerated vesting of share-based awards for each non-fully vested award.

Termination by Reason of Disability:

•	accelerated vesting so that 60% of each share-based award grant is immediately vested and exercisable (if not already vested to that percentage).

In 2008, certain executive’s agreements were amended, including all named executive officers. The modifications to the agreements are summarized as follows:

•	Include bonus (defined as the average of the prior three years) in the Change in Control severance formula for Messrs. Geiger, Fugate, Morrice, Robinson, Gatch, Oesterling, Batelaan and Cobb.

•	Increase the Chief Executive Officer’s multiple of salary in the severance formula from 1x to 2.5x.

•	Increase the Chief Financial Officer’s multiple of salary in the severance formula from 1x to 1.5x.

•	Provide continuation of benefit coverage (placing the terminated executive on COBRA) for the severance period for all executives with an employment agreement.

Conditions of Termination Benefits

All employment agreements provide for nondisclosure of our confidential information and, after the termination of the executive’s employment with us, a one-year period of non-solicitation of our employees and a one-year non-compete obligation.

The following table shows the potential payments upon termination for all named executive officers.

Share-based award values/payments in the table below were calculated based on the difference between our closing market price of our Common Stock on December 31, 2007 of $38.99 less the applicable exercise price of each grant award subject to accelerated vesting as a result of a termination under the terms noted above.

2007 Potential Payments Upon Termination Table

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Death ($)	Disability ($)
James F. Geiger	Cash Severance	400,000	400,000	—	—
	Share-Based Awards—Accelerated Vesting	2,573,957	8,160,344	8,160,344	3,012,430

	Total	2,973,957	8,560,344	8,160,344	3,012,430

J. Robert Fugate	Cash Severance	275,000	275,000	—	—
	Share-Based Awards—Accelerated Vesting	782,261	2,861,520	2,861,520	1,296,999

	Total	1,057,261	3,136,520	2,861,520	1,296,999

Robert R. Morrice	Cash Severance	250,000	250,000	—	—
	Share-Based Awards—Accelerated Vesting	638,474	2,352,559	2,352,559	1,075,610

	Total	888,474	2,602,559	2,352,559	1,075,610

Joseph A. Oesterling	Cash Severance	220,000	220,000	—	—
	Share-Based Awards—Accelerated Vesting	578,050	2,242,919	2,242,919	1,086,819

	Total	798,050	2,462,919	2,242,919	1,086,819

Richard J. Batelaan	Cash Severance	220,000	220,000	—	—
	Share-Based Awards—Accelerated Vesting	571,049	2,225,404	2,225,404	1,083,305

	Total	791,049	2,445,404	2,225,404	1,083,305

Brooks A. Robinson	Cash Severance	220,000	220,000	—	—
	Share-Based Awards—Accelerated Vesting	578,050	2,242,919	2,242,919	1,086,819

	Total	798,050	2,462,919	2,242,919	1,086,819

*	The table above does not reflect the employment agreement modifications executed in 2008 noted above.

DIRECTOR COMPENSATION

The Committee establishes and periodically reviews our policies for director compensation. Generally, we use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on the Board.

Cash Compensation Paid to Board Members

We have paid our non-employee board members annual retainers of $25,000 for board membership, $15,000 for audit committee chairman, $10,000 each for nominating committee and compensation committee chairman, and $5,000 for membership on each committee. In addition to membership fees, each non-employee director received $1,000 for each board meeting attended in person and $500 for each board meeting attended telephonically; however, we have not historically provided additional compensation for their attendance of committee meetings. Nevertheless, we fully reimburse our non-employee directors for all reasonable expenses they incur to attend board and/or committee meetings.

Share-Based Awards Program for Board Members

Prior to 2007, we made one-time stock option grants to each new non-employee director not affiliated with Madison Dearborn Partners. Generally, we granted 25,773 options to non-employee directors upon joining the Board, generally vesting over three years. Robert Rothman did not receive a grant upon joining the Board in 2005 but did receive an award of options and restricted stock in May 2006 in an amount needed to equal the value of options he would have accrued if he had received the standard award when he joined the Board.

Beginning in 2007, based on input from Cook and from a review of peer group data, we began offering all non-employee directors an annual grant of stock options and restricted stock with a vesting term of one year. Our policy is to provide a new director their initial grant at the next meeting of the Committee in which equity grants are made following their election. The annual equity grant for directors occurs on the date of the annual shareholders meeting, which generally occurs in June of each year. Each equity award grant made to our directors has an exercise price equal to the fair market value of our common stock on the date of grant. Any future equity awards to directors will be within the discretion of our Board of Directors.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2007.

2007 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John H. Chapple	36,000	57,961	63,770	—	—	—	157,731
Douglas C. Grissom(2)	41,000	57,961	39,392	—	—	—	138,353
D. Scott Luttrell	46,000	57,961	70,461	—	—	—	174,422
James N. Perry, Jr.(2)	36,000	57,961	39,392	—	—	—	133,353
David A. Rogan	36,000	57,961	155,132	—	—	—	249,093
Robert Rothman	45,000	57,961	160,888	—	—	—	263,849

*	James F. Geiger, the Company’s Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a director. The compensation received by Mr. Geiger as an employee of the Company is shown in the Summary Compensation Table. Mr. Pittard is also not included in this table, as he was not a director during any part of fiscal year 2007.

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R), assuming no forfeitures, for awards granted pursuant to the Equity Incentive Plan and thus includes amounts from awards vesting in 2007 and not necessarily granted in 2007. Assumptions used in the calculation of this amount are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008, except that estimates for forfeitures are added back to the calculation of these amounts. As of December 31, 2007, each director has the following number of options and stock awards outstanding, respectively: John H. Chapple, 14,106 and 2,705; Douglas C. Grissom, 4,106 and 2,705; D. Scott Luttrell, 29,879 and 2,705; James N. Perry, Jr., 4,106 and 2,705; David A. Rogan, 29,879 and 2,705 and Robert Rothman, 23,802 and 2,705. The aggregate grant date fair value of the restricted stock award granted in 2007 to each director totaled $100,707 and the aggregate grant date fair value of the stock option award granted in 2007 to each director totaled $68,443.

(2)	Messrs. Grissom and Perry, Jr. are affiliated with Madison Dearborn Partners; prior to 2007, they received no compensation for their service on the board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2007:

•	The Compensation Committee was comprised of Messrs. Chapple, and Grissom;

•	None of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•

None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeded $120,000;

•

None of the Company’s executive officers served on the Compensation Committee (or another board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

•	None of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

•

None of the Company’s executive officers served on the Compensation Committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Company’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table provides summary information regarding beneficial ownership of our outstanding capital stock as of March 31, 2008, for:

•	each person or group who beneficially owns more than 5% of our capital stock on a fully diluted basis;

•	each of the executive officers named in the Summary Compensation Table;

•	each of our directors and nominees to become a director; and

•	all of our directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of Common Stock held by them. For purposes of this table, the number of shares of Common Stock outstanding as of March 31, 2008 is deemed to be 28,692,448. Shares of Common Stock subject to options currently exercisable or exercisable within the period 60 days after March 31, 2008 are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise noted, the address for each director and executive officer is c/o Cbeyond, Inc., 320 Interstate North Parkway, Suite 500, Atlanta, Georgia 30339.

	Beneficial Ownership
Name of Beneficial Owner	Number	Percent
Executive Officers and Directors
James F. Geiger(1)	965,553	3.26%
John R. Fugate(2)	255,179	*
Robert R. Morrice(3)	131,701	*
Kurt J. Abkemeier(4)	47,374	*
Richard J. Batelaan(5)	85,634	*
N. Brent Cobb(6)	70,117	*
Christopher C. Gatch(7)	86,247	*
Henry C. Lyon(8)	53,855	*
Brooks A. Robinson(9)	91,794	*
Joseph A. Oesterling(10)	89,622	*
John H. Chapple(11)	12,705	*
Douglas C. Grissom(12)	2,104,898	7.34%
D. Scott Luttrell(13)	361,615	1.26%
James N. Perry, Jr.(14)	2,124,674	7.40%
David A. Rogan(15)	23,887	*
Patrick S. Pittard	—	*
Robert Rothman(16)	371,362	1.29%
All directors and executive officers as a group (17 persons)	4,774,024	15.77%

Beneficial owners of 5% or more
FMR LLC(17)	4,086,961	14.24%
Madison Dearborn Partners III, L.P.(18)	2,102,193	7.33%
VantagePoint Venture Partners(19)	1,931,669	6.73%
AXA Financial, Inc.(20)	1,549,672	5.40%
Freiss Associates LLC(21)	1,446,000	5.04%

*	Denotes less than 1% beneficial ownership

(1)	Includes options of 903,088 shares and restricted stock of 57,102 shares of our Common Stock

(2)	Includes options of 218,943 shares and restricted stock of 32,180 shares of our Common Stock.

(3)	Includes options of 95,146 shares and restricted stock of 26,024 shares of our Common Stock.

(4)	Includes options of 36,187 shares and restricted stock of 10,403 shares of our Common Stock.

(5)	Includes options of 50,704 shares and restricted stock of 27,524 shares of our Common Stock.

(6)	Includes options of 37,372 shares and restricted stock of 13,876 shares of our Common Stock.

(7)	Includes options of 49,319 shares and restricted stock of 20,024 shares of our Common Stock.

(8)	Includes options of 44,054 shares and restricted stock of 8,932 shares of our Common Stock.

(9)	Includes options of 53,441 shares and restricted stock of 27,524 shares of our Common Stock.

(10)	Includes options of 54,279 shares and restricted stock of 27,524 shares of our Common Stock.

(11)	Includes options of 10,000 shares and restricted stock of 2,705 shares of our Common Stock.

(12)	Includes restricted stock of 2,705 shares of our Common Stock. Includes shares owned by Madison Dearborn Capital Partners III, L.P. Mr. Grissom is a Director of Madison Dearborn Partners and as such shares voting and investment power with other directors. Mr. Grissom disclaims beneficial ownership of the shares owned by Madison Dearborn Capital Partners III, L.P.

(13)	Includes restricted stock of 2,705 shares of our Common Stock. Mr. Luttrell is the Chief Executive Officer and founder of LCM Group, Inc. 118 Capital Fund, Inc. owns 319,455 shares; LCM Profit Sharing Plan owns 4,742 shares; 2514 Multi-Strategy Fund LP owns 5,215 shares; and 316 Capital LLC owns 3,725 shares. 118 Capital Fund, Inc., LCM Profit Sharing Plan, 2514 Multi-Strategy Fund LP and 316 Capital LLC are part of an affiliated group of investment partnerships commonly controlled by LCM Group, Inc.

(14)	Includes restricted stock of 2,705 shares of our Common Stock. Includes shares owned by Madison Dearborn Capital Partners III, L.P. Mr. Perry is a Managing Director of Madison Dearborn Partners and as such shares voting and investment power with other directors. Mr. Perry disclaims beneficial ownership of the shares owned by Madison Dearborn Capital Partners III, L.P. Also includes 1,074 shares held by a family partnership and 6,118 shares held by a family trust. Mr. Perry may be deemed to share voting and investment power in respect of our Common Stock held by the family trust with two co-trustees. Mr. Perry disclaims beneficial ownership of the shares held by the trust and family partnership.

(15)	Includes options of 17,182 shares and restricted stock of 2,705 shares of our Common Stock. Mr. Rogan serves as President of Cisco Systems Capital Corporation and Vice President of Cisco Systems, Inc. Mr. Rogan disclaims beneficial ownership of the shares owned by Cisco Systems Capital Corporation.

(16)	Includes options of 19,696 and restricted stock of 2,705 shares of our Common Stock and includes 348,961 shares owned by Black Diamond Capital II, LLC and 125,000 shares owned by Black Diamond Capital LLC. Mr. Rothman is Chairman and Chief Executive Officer of Black Diamond Capital II, LLC, and as such shares voting and investment power with respect to such shares.

(17)	Includes 3,341,351 shares owned by Fidelity Management & Research Company (“Fidelity”) and 745,610 shares owned by Pyramis Global Advisors Trust Company (“PGATC”) as reported on Schedule 13G/A filed on February 14, 2008 by FMR LLC. FMR LLC is a parent holding company of Fidelity (a wholly-owned subsidiary of FMR LLC) and PGATC (an indirect wholly-owned subsidiary of FMR LLC). Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the shares owned. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees due to a shareholders’ voting agreement entered into by the Johnson family. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole power to dispose and sole power to vote or to direct the voting of 653,402 shares owned by the institutional accounts managed by PGATC as reported above.

(18)	Includes 2,049,045 shares owned by Madison Dearborn Capital Partners III, L.P.; 49,783 shares owned by Madison Dearborn Special Equity III, LP; and 3,365 shares owned by Special Advisors Fund I, LLC.

Madison Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity III, LP and Special Advisors Fund I LLC are part of an affiliated group of investment partnerships and limited liability companies commonly controlled by Madison Dearborn Partners III, L.P. Messrs. John A. Canning, Jr., Paul J. Finnegan and Samuel M. Mencoff have joint control over the shares held by Madison Dearborn Partners, and as such, they share voting and investment power with respect to such shares. Messrs. Canning, Jr., Finnegan and Mencoff disclaim beneficial ownership with respect to such shares.

(19)	Includes 563,876 shares owned by VantagePoint Venture Partners III(Q), LP; 68,915 shares owned by VantagePoint Venture Partners III, LP; 1,165,674 shares owned by VantagePoint Venture Partners IV(Q), LP; 117,321 shares owned by VantagePoint Ventures Partners IV, LP; and 15,883 shares owned by VantagePoint Venture Partners IV Principals Fund, LP. VantagePoint Venture Partners III(Q), LP, VantagePoint Venture Partners III, LP, VantagePoint Venture Partners IV(Q), LP, VantagePoint Ventures Partners IV, LP and Venture Partners IV Principals Fund, LP are part of an affiliated group of investment partnerships commonly controlled by VantagePoint Venture Partners. Messrs. Alan Salzman and James Marver are managing members of the general partners of the limited partnerships that hold such shares, and as such, they share voting and investment power with respect to such shares. Messrs. Salzman and Marver disclaim beneficial ownership with respect to such shares.

(20)	Includes 1,392,942 shares owned by AllianceBernstein LP and 156,730 shares owned by AXA Equitable Life Insurance Company as reported on Schedule 13G filed on February 14, 2008 by AXA Financial Inc. Together, they have sole power to direct the vote for 1,259,332 shares. AXA Financial Inc. is the parent holding company with respect to the AllianceBernstein LP and AXA Equitable Life Insurance Company.

(21)	Includes 1,446,000 shares owned by Freiss Associates LLC as reported on Schedule 13G/A filed on February 14, 2008 by Freiss Associates LLC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Cisco Systems Capital and Cisco Systems, Inc.

Cisco has been and continues to be one of our major equipment suppliers. In addition, Mr. Rogan is on our Board of Directors and Audit Committee. All transactions with Cisco are carried out on an arm’s-length basis. Cisco was also our principal lender until shortly after our initial public offering when we repaid all outstanding borrowings and cancelled the credit facility.

During the year ended December 31, 2007, we purchased approximately $21.1 million of equipment and services from Cisco. As of December 31, 2007, our outstanding accounts payable to Cisco totaled approximately $1.0 million.

Our corporate governance guidelines state that directors are expected to avoid any action, position, or interest that conflicts with the interests of the Company or gives the appearance of a conflict, including any related party transactions. Additionally, we review all D&O questionnaires, executed contracts and vendor payment files in search of any related party transactions. We believe that we have had no conflicts of interest and that our policies were followed with respect to our transactions with Cisco Systems Capital and Cisco Systems, Inc.

Relationship with David A. Rogan

David A. Rogan currently serves as president of Cisco Systems Capital and vice president of Cisco Systems, Inc. Our relationship with each of Cisco Systems Capital and Cisco Systems, Inc. is described immediately above.

Registration Rights Agreement

We are party to a registration rights agreement (“Registration Rights Agreement”) with certain of our stockholders, certain of each of their affiliates and certain other individuals. Under the Registration Rights

Agreement, for three years after our Initial Public Offering, which was consummated in November 2005, holders of registrable securities, as defined in the Registration Rights Agreement, will have the right to require us to effect registration under the Securities Act of their registrable securities, subject to specific value minimums and our Board of Directors’ right to defer the registration for a period of up to 180 days in certain circumstances. These stockholders also have the right to cause us to register their securities on Form S-3 when it becomes available to us if they propose to register securities having a value of at least $10 million, subject to the Board of Directors’ right to defer the registration for a period of up to 90 days. In addition, if we propose to register securities under the Securities Act, then the stockholders who are party to the Registration Rights Agreement will have a right, subject to quantity limitations we determine, or determined by underwriters if the offering involves an underwriting, to request that we register their registrable securities. We will bear all registration expenses (but only up to $50,000 for registrations on Form S-3) incurred in connection with registrations. We have agreed to indemnify the investors against liabilities related to the accuracy of the registration statement used in connection with any registration effected under the Registration Rights Agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based on its records and other information, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers for 2007 were timely met.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for appointing our independent registered public accounting firm and overseeing the services it provides to us. The Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year beginning January 1, 2008. In making this appointment, the Audit Committee considered whether the audit and non-audit services Ernst & Young LLP provides are compatible with maintaining the independence of our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. Under this policy, the Audit Committee has specified categories of audit services, audit-related services and tax services that are pre-approved, subject to appropriate documentation and other requirements. In addition, the Audit Committee has specified categories of other services that our independent registered public accounting firm is precluded from providing to us.

In the event that ratification of this selection of the independent registered public accounting firm is not approved by a majority of the shares of Common Stock voting thereon, the Audit Committee will review its future selection of our independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Fees and Services of Ernst & Young LLP

The following table summarizes fees billed to the Company by Ernst & Young LLP during fiscal years 2007 and 2006:

	Fees ($)
Service	2007	2006
Audit Fees(1)	1,092,599	1,478,995
Audit-Related Fees(2)	—	255,000
Tax Fees(3)	45,850	136,000
Other Fees	—	—

Total	1,138,449	1,869,995

(1)	“Audit Fees” relate to professional services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting as well as the review of the Company’s quarterly financial statements.

(2)	“Audit-Related Fees” relate to services in connection with our Form S-1 filing for our Secondary Offering in October 2006.

(3)	“Tax Fees” relate to services in connection with income and property tax filings.

Unless marked otherwise, proxies received will be voted “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Recommendation of the Board of Directors:

The Board recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the Company’s Proxy Statement for the 2009 Annual Meeting of Stockholders must be received by the Secretary of the Company, Mr. Fugate, at Cbeyond, Inc., 320 Interstate North Parkway, Suite 500, Atlanta, Georgia 30339, no later than April 4, 2009.

The Company’s Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. These stockholder notices must set forth certain information specified in the Company’s Bylaws.

OTHER MATTERS

The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

A copy of the Company’s 2007 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report for its fiscal year ended December 31, 2007 on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Cbeyond, Inc., Attn: Investor Relations, 320 Interstate North Parkway, Suite 500, Atlanta, Georgia 30339. Stockholders may also obtain a copy of the Form 10-K by accessing the Company’s website at www.cbeyond.net.

By Order of the Board of Directors

J. Robert Fugate, Chief Financial Officer

April 23, 2008

Atlanta, Georgia

☐                     ¢

CBEYOND, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FRIDAY, JUNE 13, 2008 AT 9:30 A.M.

The undersigned holder of common stock, par value $0.01, of Cbeyond, Inc. (the “Company”) hereby appoints J. Robert Fugate as proxy for the undersigned, with full power of substitution, to represent and to vote as specified in this proxy all common stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 13, 2008 at 9:30 a.m. local time, at The Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

(Continued and to be signed on the reverse side.)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

CBEYOND, INC.

June 13, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

À  Please detach along perforated line and mail in the envelope provided.  À

¢ 20330000000000000000 9	061308

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. Election of Class III Directors				2. Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2008	☐	☐	☐
☐	FOR THE NOMINEES	NOMINEES: m James F. Geiger m Douglas C. Grissom		3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.
☐	WITHHOLD AUTHORITY FOR THE NOMINEES	m David A. Rogan
☐	FOR ALL EXCEPT (See instructions below)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” each of the proposals and in the discretion of the proxies as to any other matters that may properly come before the Annual Meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement in which the Proposals are fully explained.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

CBEYOND, INC.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held at 9:30 a.m., June 13, 2008

The proxy statement is available at: http://ir.cbeyond.net/annual-proxy.cfm and the annual report to shareholders (Form
10-K) is available at: http://ir.cbeyond.net/annuals.cfm.

The materials available at the website are the proxy statement and annual report to shareholders (Form 10-K).

The annual shareholder meeting will be held at 9:30 a.m., local time, on June 13, 2008 at The Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339. The matters to be covered are noted below:

1.	Election of Directors;

2.	Ratification of the Selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008;

3.	Other matters as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors of Cbeyond recommends voting FOR Proposal 1—Election of Directors and Proposal 2—Ratification of the Selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Kurt Abkemeier; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.